UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 19, 2008

MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-09338 (Commission File Number)	75-1943604 (IRS Employer Identification No.)

8000 Bent Branch Drive

Irving, Texas  75063

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 19, 2008, Michaels Stores, Inc. (the “Company”) drew an aggregate of $120 million under its October 31, 2006 senior secured asset-based revolving credit facility with Banc of America, N.A. and other lenders (“Asset-based revolving credit facility”).  The Company took this proactive step to ensure that it had adequate liquidity to meet its cash needs while there are disruptions in the debt markets. The funds will be used to support seasonal working capital needs, as well as semi-annual interest payments associated with the Company’s 10% Senior Notes due 2014 and 11 3/8% Senior Subordinated Notes due 2016.  The Company’s Asset-based revolving credit facility provides senior secured financing of up to $1.0 billion, subject to a borrowing base as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008. As of October 14, 2008, the borrowing base was $966 million with $515 million of unused availability.  Borrowings under the Asset-based revolving credit facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate subject to certain adjustments, in each case plus an applicable margin. The initial applicable margin for borrowings is 0.50% for base rate borrowings and 1.50% for LIBOR borrowings. With respect to any last out tranche borrowings, the initial applicable margin is 1.50% for base rate borrowings and 2.50% for LIBOR borrowings. The applicable margin is subject to adjustment each fiscal quarter based on the excess availability under the Asset-based revolving credit facility.  Swingline Loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

For additional information about the Asset-based revolving credit facility, see Note 7 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.

By:	/s/ Elaine D. Crowley
Elaine D. Crowley
Executive Vice President - Chief Financial Officer

Date:  October 15, 2008